EXHIBIT 10.22

February 1, 2020

Roberto Jacobo Isaias Zanatta
Galileo 229 PH2
Polanco
Delegacion Miguel Hidalgo
Mexico, CDMX

Dear Roberto,

Mattel HQ, Inc. (the “Company”) would like to outline the terms surrounding your transfer to Mattel Headquarters in El Segundo, California from Mexico City, Mexico in the position of Executive Vice President (“EVP”) and Chief Supply Chain Officer, with a transfer date of February 1, 2020 (“Effective Date”). For purposes of this letter, “Company” will refer to Mattel HQ, Inc., or any entity within the Mattel family of companies that may later become your employer. For purposes of seniority, the Company will recognize an employment start date of December 1, 2007.
SALARY
Your annualized base salary will continue as USD $575,000, payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings.
BONUS - MATTEL INCENTIVE PLAN
You will continue to be eligible to participate in the Mattel Incentive Plan (“MIP”) at a target of 65% of your eligible earnings, up to a maximum of 130%.
STOCK – ANNUAL EQUITY GRANT
You will continue to be eligible to receive an annual equity grant. Currently, annual equity grants are made around August 1 of each year. Your annual equity grant recommendation may vary each year and will be submitted to the Compensation Committee of the Board of Directors for approval. Currently, Mattel’s annual equity grant portfolio approach for senior executives encompasses three grants: restricted stock units (“RSUs”) and stock options, as well as performance-based RSUs granted under our Long-Term Performance Program (“LTIP”). The LTIP provides senior executives the opportunity to earn shares of Mattel stock based on Mattel’s financial performance over a three-year performance cycle.
STOCK OWNERSHIP
As an EVP, you will continue to be subject to stock ownership guidelines established as a multiple of base salary commensurate with your level. Your stock ownership requirement is three times your then current base salary. You have until February 29, 2024 (five years from your promotion to EVP date) to attain your targeted level of ownership.
Roberto Jacobo Isaias Zanatta    Page 1 of 5

CAR ALLOWANCE
As a U.S. executive, you will receive a monthly car allowance in the amount of $2,000 for all your automobile expenses, payable on a biweekly basis, less applicable federal and state taxes and other required withholdings.  The car allowance is intended to cover all automobile expenses including mileage, gasoline, maintenance and insurance.
DEFERRED COMPENSATION
As a U.S. executive, you will be eligible to participate in the Mattel, Inc. Deferred Compensation & PIP Excess Plan (“DCP”) beginning in 2021. The DCP provides the opportunity for enhanced financial planning through tax-deferred investing. Under the DCP, you may elect to defer a portion of your salary and/or annual MIP bonus, as well as continue pre-tax retirement contributions in excess of IRS limits, with various investment and payment options available.
Additional information will be provided during annual enrollment in November 2020.
RELOCATION ASSISTANCE
The Company will provide services, to assist you with your move to Southern California. You will be eligible for relocation assistance and services in accordance with Mattel’s International Transfer program. Services may include travel, up to 30 days of temporary accommodations, shipment of household goods, expense reimbursement, etc. (Summary is attached).
Immigration
Your employment in the U.S. is dependent on you maintaining a valid visa/work authorization. The Company will sponsor you and your dependents for U.S. Permanent Residence status (i.e. a ‘Green Card’) as soon as possible after your transfer to the U.S. Expenses will be covered in accordance with Mattel’s current sponsorship practices. Please contact Victoria Smith, Director of Global Mobility, with any questions.
Tax Preparation Assistance
Prior to departing for, and upon arriving in the U.S., you will be provided services by a Mattel-selected tax consulting firm in order to help you transition into the U.S. tax reporting requirements. This firm will also assist you in the preparation and filing of federal and state tax returns in the U.S. for the 2019 and 2020 U.S. tax years. You are responsible for the filing of any necessary individual income tax returns in Mexico for 2019, and for any other country in which you are required by law to file a tax return.
Transition Payment
In addition to the standard international relocation benefits described in the attached summary, you will receive a transition payment in the amount of $120,000, less applicable federal and state taxes and other required withholdings, to assist with facilitation of your move to the U.S. from Mexico, to be paid within 30 days of the Effective Date.

Roberto Jacobo Isaias Zanatta    Page 2 of 5

Repayment Agreement
With respect to relocation services and benefits, as well as the transition payment, above, if within 12 months of your relocation date for relocation services and benefits and within 12 months of the transition payment date, you choose to voluntarily terminate your employment with the Company or you are discharged for “cause” as defined in the General Information section below, you agree to reimburse the Company for 100% of relocation expenses and payments incurred by the Company on your behalf within 30 days of your termination date. Should your termination under those same circumstances occur after 12 months but within 24 months of your relocation date for relocation services and benefits and within 12 months but within 24 months of the transition payment date, you agree to reimburse the Company for 50% of these expenses and payments within 30 days of your termination date.
BENEFITS AND EMPLOYEE PROGRAMS
You will participate in Mattel’s benefit plans and programs.
Health and Welfare
The following is a brief outline of the health and welfare benefits in which you and your qualified dependents, if applicable, will be eligible to participate in as of the Effective Date.

Medical	Life Insurance
Dental	Accidental Death & Dismemberment
Vision	Business Travel Coverage
Prescription	Disability Insurance
Retirement/401(k)
Mattel provides eligible employees the opportunity to participate in a 401(k) retirement program that provides a variety of investment options. You will be automatically enrolled in the Mattel, Inc. Personal Investment Plan (“PIP”), which is a 401(k) savings/retirement plan. The PIP offers both Mattel automatic and matching contributions as follows:
•Mattel Automatic Contributions: Mattel will make automatic contributions to your account ranging from 3% to 7% of your salary, based on your age.
•Employee Contributions: The PlP allows for voluntary employee contributions up to 80% of your eligible compensation, subject to IRS limitations. You will be initially enrolled at 2% of your eligible compensation on a pre-tax basis, which will be matched 50% by Mattel, to help you get started. This contribution will begin automatically within about 45 days of the Effective Date. You will have the opportunity to opt-out of the 2% pre-tax contribution before the first deduction from your paycheck and may make changes anytime.
•Mattel Matching Provision: Mattel will match your contributions 50% up to the first 6% of your eligible compensation. If you elect an employee contribution of at least 6%, you will receive the maximum Mattel matching contribution.
You will receive a PIP packet in the mail within two weeks of your Effective Date that provides additional details regarding your contribution and investment options.
Roberto Jacobo Isaias Zanatta    Page 3 of 5

Flexible Paid Time Off
Mattel recognizes the value of rest and relaxation and provides eligible exempt employees Flexible Paid Time Off (“Flexible PTO”) for personal and leisure time away from work. While you do not have a specified amount of Flexible PTO, use of Flexible PTO is subject to the needs of the business and management’s discretion. For leaves of absence, jury duty, and sick leave, different practices apply.
COMPENSATION RECOVERY POLICY
As a direct report to the Chief Executive Officer, you will continue to be subject to Mattel’s Compensation Recovery Policy (“Clawback Policy”). The Clawback Policy permits our Compensation Committee to require forfeiture or reimbursement of certain cash and equity that was paid, granted, or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved.
GOVERNING LAW
By accepting this offer of employment, you understand and agree that your employment with the Company, the terms and conditions set forth in this offer of employment, and all employment benefits shall be governed by, and construed in accordance with, the laws of the United States and the policies, procedures, and practices of the Company.
GENERAL INFORMATION
This letter is only a summary of your compensation, benefit and employee program offerings.  More details and plan provisions are provided in our Summary Plan Descriptions, Plan Documents or program summaries, which govern and are subject to periodic modification and revision.
This letter supersedes any prior communications you may have had with Company employees and/or representatives, and reflects the entire understanding between you and the Company, regarding the terms of employment being offered to you. No Company employee and/or representative has the authority to make any promise related to this offer that is not contained in this letter and, by signing below, you affirm that you have not signed this letter in reliance on any such promise. By signing below, you confirm that your negotiation, acceptance and/or performance of the terms of this offer does not violate any contract or arrangement you may have with any third party.  If the Company (in its sole discretion) determines that your confirmation may be inaccurate for any reason, it can be a basis for terminating your employment “with cause” as defined below.  By signing below, you agree to indemnify the Company and the Mattel family of companies against any claims that may be brought against such companies relating to any allegation that you violated any contract or arrangement between you and such third party.
For purposes of this letter only, and without altering the at-will employment offered by the Company, "cause" shall mean the Company's good faith belief that you: (i) neglected significant duties you were required to perform; (ii) violated a material Company policy, rule or guideline; (iii) engaged in an act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iv) engaged in an act or omission in the course of your employment which constitutes gross negligence; or (v) willfully failed to obey a lawful direction of the Board or the Company.
Roberto Jacobo Isaias Zanatta    Page 4 of 5

The terms of this letter do not constitute a contract of employment for a definite term, and do not obligate the Company to employ you, or you to work for the Company, for any particular period of time. Your employment with the Company will be “at will,” and both you and the Company have the right to terminate your employment at any time, for any or no reason, with or without prior notice or cause. The at-will relationship cannot be changed by any person, statement, act, series of events, or pattern of conduct, but only by express, individual written employment agreement signed by Mattel’s Chief People Officer or Chief Executive Officer. For purposes of clarity, your participation in any stock option, incentive, or benefit program will not be construed as (i) any assurance of continuing employment for any particular period of time, or (ii) a restriction on the Company’s right to terminate your employment with or without prior notice or cause.
Also, please note that as an executive of the Company, and an officer, you will continue to be considered an Insider for purposes of Mattel's Insider Trading Policy and are subject to window period restrictions. This means that you are restricted to conducting transactions in Mattel stock ONLY during open window periods. Examples of such transactions include sales of shares underlying a stock option (including sales of shares to generate cash to pay the exercise price) and changes in elections in the Mattel stock fund of Mattel's 401(k) plan. For more information about this Policy and its restrictions, you can access and/or obtain a copy of the Policy on Mattel's Code of Conduct website.
Please review the terms contained herein and sign below to indicate your understanding and concurrence.

Sincerely,

/s/ Amy Thompson
Amy Thompson
Executive Vice President and Chief People Officer

Agreed and accepted:

/s/ Roberto Isaias                             February 1, 2020

Roberto Jacobo Isaias Zanatta	Date

Roberto Jacobo Isaias Zanatta    Page 5 of 5